EXHIBIT 99.1

ACME Communications Announces Amended Senior Credit Facility

Company to Redeem Remaining $30 Million of Outstanding 12% Senior Secured Discount Notes

SANTA ANA, Calif., Aug. 14, 2003 (PRIMEZONE) -- ACME Communications, Inc. (Nasdaq:ACME) announced today that its wholly-owned operating subsidiary, ACME Television, LLC, has amended its revolving senior credit facility with its existing lenders -- Wells Fargo Foothill and GE Media and Communications Finance. The maximum borrowings permitted under the amended facility remain at $40 million and the maturity date has been extended to July 31, 2006. In conjunction with the amended credit facility, the Company also announced that its wholly-owned subsidiary, ACME Intermediate Holdings, LLC, is redeeming the remaining $30 million of its outstanding 12% Senior Secured Discount Notes on September 30, 2003. The Company will fund the redemption through a combination of cash on hand and initial borrowings under the amended facility.

About ACME Communications

ACME Communications, Inc. owns and operates nine television stations serving markets covering 3.7% of the nation's television households, making the Company the fourth largest affiliate group of The WB Television Network. The Company's stations are: KUWB-TV, Salt Lake City, UT; KWBQ-TV and KASY-TV, Albuquerque-Santa Fe, NM; WBDT-TV, Dayton, OH; WBXX-TV, Knoxville, TN; WIWB-TV, Green Bay-Appleton, WI; WBUI-TV, Champaign-Springfield-Decatur, IL; WTVK-TV, Ft. Myers-Naples, FL and WBUW-TV, Madison, WI. All of the Company's stations, except KASY-TV, a UPN affiliate, are WB Network affiliates. ACME's shares are traded on the Nasdaq Stock Market under the symbol: ACME.

 Contacts:

 Tom Allen                                Todd St. Onge
 Executive Vice President and CFO         Brainerd Communicators, Inc.
 ACME Communications, Inc.                212-986-6667
 714-245-9499